Exhibit 10.1

Execution Version

PURCHASE AGREEMENT

by and between

NORTHERN TIER HOLDINGS LLC

as Seller

and

WESTERN REFINING, INC.

as Buyer

for the purchase and sale of

all of the membership interests of

NT INTERHOLDCO LLC,
a Delaware Limited Liability Company

Dated as of November 12, 2013

TABLE OF CONTENTS

ARTICLE I

i

Section 3.14	Employees; Employee Plans.	13
Section 3.15	Insurance	14
Section 3.16	Regulatory Matters	14
Section 3.17	Books and Records; Other Information.	15
Section 3.18	Environmental Matters	15
Section 3.19	Derivative Transactions and Hedging	16
Section 3.20	Material Contracts.	16
Section 3.21	Litigation	18
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER		18
Section 4.1	Organization	18
Section 4.2	Validity of Agreement; Authorization	18
Section 4.3	No Conflict or Violation	19
Section 4.4	Consents and Approvals	19
Section 4.5	Brokers	19
Section 4.6	Buyer Status	19
Section 4.7	Investment Intent; Investment Experience; Restricted Securities	19
ARTICLE V
COVENANTS		20
Section 5.1	Further Assurances	20
Section 5.2	Access to Books and Records	20
Section 5.3	Commercially Reasonable Efforts	20
Section 5.4	Confidential Information	20
Section 5.5	Indemnification and Insurance	21
Section 5.6	Marks	21
Section 5.7	Employee Matters	22
ARTICLE VI
SURVIVAL; INDEMNIFICATION		22
Section 6.1	Survival	22
Section 6.2	Indemnification	21
Section 6.3	Tax Treatment of Indemnity Payments	23
ARTICLE VII
MISCELLANEOUS PROVISIONS		23
Section 7.1	Successors And Assigns; Third-Party Beneficiaries	23
Section 7.2	Fees and Expenses	24

ii

iii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 12, 2013, by and between Northern Tier Holdings LLC, a Delaware limited liability company (“Seller”) and Western Refining, Inc., a Delaware corporation (“Buyer”).  Seller and Buyer are referred to collectively herein as the “Parties” and individually as a “Party.”  Capitalized terms not otherwise defined shall have the meanings assigned to such terms in Article VIII.

WITNESSETH:

WHEREAS, Seller owns all of the membership interests (“Parent Interests”), and is the sole member of NT InterHoldCo LLC, a Delaware limited liability company (“Holdings”);

WHEREAS, on November 11, 2013, pursuant to the Contribution Agreement attached hereto as Exhibit A, Seller contributed (the “Contribution”) to Holdings all of (a) Seller’s membership interests in Northern Tier Energy GP LLC, a Delaware limited liability company (the “General Partner”), and (b) all of Seller’s Common Units in Northern Tier Energy LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, as a result of the Contribution, Holdings owns 35,622,500 Common Units, which represent a 38.7% Percentage Interest in the Partnership (the “Subject Common Units”);

WHEREAS, as a result of the Contribution, Holdings owns all of the membership interests (the “GP Interests”) in, and is the sole member of, the General Partner;

WHEREAS, Holdings was formed solely for the purpose of holding the Subject Common Units and the GP Interests;

WHEREAS, the General Partner is the sole general partner of Northern Tier Energy LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, Buyer desires to purchase the Parent Interests from Seller and become the sole member of Holdings, and Seller desires to sell the Parent Interests to Buyer and cease to be a member of Holdings;

WHEREAS, immediately prior to the signing of this Agreement, Northern Tier Energy LLC, a Delaware limited liability company and wholly-owned subsidiary of the Partnership (“NTE”), delivered the Senior Notes Notice; and

WHEREAS, all of the transactions contemplated by this Agreement are deemed to occur simultaneously;

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE

Section 1.1                       Agreement to Sell and to Purchase.

(a)           At the Closing (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, in consideration of the Purchase Price (as hereinafter defined), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Partner Interests free and clear of any Encumbrances except for (1) restrictions on transfer arising under applicable securities Laws, (2) the applicable terms and conditions of the Holdings LLC Agreement, and (3) Encumbrances that result from the actions of Buyer.

(b)           The closing of the sale and purchase set forth in Section 1.1(a) (the “Closing”) shall take place at 9:00 a.m. (Central Time) at the offices of Vinson & Elkins LLP, 1001 Fannin, Suite 2500, Houston, Texas 77002 on the date hereof.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(c)           Buyer hereby agrees that effective simultaneously with the Closing and its acquisition of the Parent Interests, it will be bound by and subject to the terms and conditions of the Holdings LLC Agreement, and acknowledges that Holdings and the General Partner are parties to, bound by, and subject to the terms and conditions of, the Partnership Agreement.

(d)           Buyer hereby agrees that effective simultaneously with the Closing and the delivery of the Parent Interests Bill of Sale by Seller to Buyer, Buyer will assume and agree to pay, perform and discharge when due all of Seller’s obligations, duties and liabilities under the Holdings LLC Agreement from and after the consummation of the Closing.  Effective simultaneously with the Closing, Seller will cause Buyer to be admitted as the sole member of Holdings with the right to participate in the management of the business and affairs, and to exercise the rights and powers of a member, of Holdings, and concurrently therewith Seller will cease to be a member of Holdings and cease to have or exercise any right or power as a member of Holdings except for the rights of exculpation, indemnification and advancement of expenses and as otherwise expressly provided by the Holdings LLC Agreement.  The assignment and transfer of the Parent Interests, the admission of Buyer as the sole member of Holdings, and Seller ceasing to be a member of Holdings, will not dissolve Holdings and Holdings will continue without dissolution subsequent to the Closing.

Section 1.2                       Deliveries at Closing.

(a)           At the Closing, Seller shall make the following deliveries to Buyer and take the following further actions:

(i)           Transfer of Membership Interests.  A bill of sale in a form reasonably acceptable to Buyer evidencing the assignment, transfer and delivery to Buyer of the Parent Interests, duly executed by Seller (the “Parent Interests Bill of Sale”).

(ii)           FIRPTA Certificate.  Northern Tier Investors LP will deliver to Buyer a certificate meeting the requirements of Treasury Regulation § 1.1445-2(b)(2) certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code, duly executed by Seller.

(iii)              Resignations.  Seller shall cause to be delivered to Buyer duly executed resignations of each of Bernard Aronson, Jonathan Ginns, Michael MacDougall and Eric Liaw, as directors of the General Partner and NTE, effective immediately upon the Closing, and immediately following such resignations, Buyer will designate new individuals to fill the vacancies so created in compliance with the rules of the New York Stock Exchange and the General Partner LLC Agreement.

(iv)           Waiver or Amendment of the Partnership Credit Agreement.  Seller will cause the General Partner and the Partnership to deliver to Buyer a copy of the consents or waivers required under the Partnership Credit Agreement executed by the Required Lenders (as that term is defined under the Partnership Credit Agreement).

(v)           Registration Rights Agreement.  Evidence of the assignment of the Registration Rights Agreement and all rights thereunder to Holdings.

(b)           At the Closing, Buyer shall make payment to Seller of the Purchase Price, as provided in Section 1.3 below.

Section 1.3                       Purchase Price.  The “Purchase Price” will be an amount equal to $775,000,000.  The Purchase Price shall be paid in cash by Buyer to Seller at Closing by wire transfer to Seller in immediately available funds made to such bank account or accounts as designated in writing by Seller on or before the Closing Date.  Any adjustments under Section 743(b) of the Code and any gain under Section 751 of the Code will be allocated in accordance with the Partnership’s past practices.

Section 1.4                       Closing Quarterly Distribution. Buyer shall pay to Seller 100% of the applicable cash distribution for the Subject Common Units relating to the quarter ended September 30, 2013.  The payment shall be made no later than two (2) Business Days following the receipt by Buyer of such distribution from the Partnership.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 2.1                       Organization.  Seller (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware, (ii) has all requisite legal and limited liability company power and authority to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted, and (iii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (iii) for circumstances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.  Seller has made available to Buyer true and complete copies of its Organizational Documents, as in effect on the date hereof.

Section 2.2                       Validity of Agreement; Authorization.  Seller has full power and authority to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder.  The execution and delivery of this Agreement and such other Transaction Documents and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by the Board of Directors or other governing body of Seller, and no other proceedings on the part of Seller or its members are necessary to authorize such execution, delivery and performance.  This Agreement and the other Transaction Documents to which Seller is party have been duly executed and delivered by Seller and constitute Seller’s valid and binding obligation enforceable against Seller in accordance with their respective terms.

Section 2.3                       No Conflict or Violation.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of the Organizational Documents of Seller; (b) violate any applicable provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation (“Law”) of any Governmental Authority binding on Seller; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture or other Contract or instrument to which Seller is a party or by which Seller is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrances, limitations or restrictions upon any of the properties or assets of Seller; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of Seller, except in the case of clauses (c) and (d), as would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.

Section 2.4                       Consents and Approvals.  Except as would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement, neither Seller’s execution and delivery of this Agreement and the other Transaction Documents to which Seller is party, nor Seller’s performance of its respective obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person.

Section 2.5                       Capitalization of Holdings.  Seller is the sole member of Holdings and the sole record and beneficial owner of the Parent Interests, free and clear of any Encumbrances except for (a) restrictions on transfer arising under applicable securities Laws, and (b) the applicable terms and conditions of the Holdings LLC Agreement.  The Parent Interests have been duly authorized and validly issued in accordance with the Holdings LLC Agreement and in compliance with applicable Law, are fully paid (to the extent required by the Holdings LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act).  There are no preemptive or other rights to subscribe for or to purchase, and no restriction upon the voting or transfer of, any interest in Holdings.  Other than this Agreement (with respect to Seller), there are no outstanding options, warrants or similar rights to purchase or acquire from Seller or Holdings any equity interests in Holdings, and there is no obligation of Holdings to issue any capital stock, voting securities or other equity interests or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of Holdings.  Neither Buyer, Holdings the Partnership nor any Partnership Entity shall have any liability or obligations with respect to or relating to Seller or any of its Affiliates following the Closing except as specifically set forth in Articles V and VII hereof, including any obligation to make payments with respect to any interests of Northern Tier Investors L.P., a Delaware limited partnership, or any of its limited partners, such as the units in NTI Management as described in the Partnership SEC Reports.   Holdings has no outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of any equity interests in Holdings.  Seller has delivered a true, correct and complete copy of the Holdings LLC Agreement to Buyer.

Section 2.6                       Capitalization of the General Partner; Subject Common Units.

(a)           Holdings is the sole member of the General Partner and the sole record and beneficial owner of the GP Interests, free and clear of any Encumbrances except for (i) restrictions on transfer arising under applicable securities Laws, (ii) the applicable terms and conditions of the General Partner LLC Agreement, and viii) the applicable terms and conditions of the Partnership Agreement.  The GP Interests have been duly authorized and validly issued in accordance with the General Partner LLC Agreement and in compliance with applicable Law, are fully paid (to the extent required by the General Partner LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act).  There are no preemptive or other rights to subscribe for or to purchase, and no restriction upon the voting or transfer of, any interest in the General Partner.  There are no outstanding options, warrants or similar rights to purchase or acquire from the General Partner or Holdings any equity interests in the General Partner, and there is no obligation of the General Partner to issue any capital stock, voting securities or other equity interests or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of the General Partner.  The General Partner has no outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the General Partner.

Seller has delivered a true, correct and complete copy of the General Partner LLC Agreement to Buyer.

(b)           Holdings is the sole record and beneficial owner of, and has valid title to, the Subject Common Units free and clear of any Encumbrances except for (i) restrictions on transfer arising under applicable securities Laws, and (ii) the applicable terms and conditions of the Partnership Agreement.  The Subject Common Units have been duly authorized and validly issued in accordance with the Partnership Agreement and in compliance with applicable Law, are fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)).

Section 2.7                       Seller Status.  Seller is not an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a nonresident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.

Section 2.8                       Brokers.  No broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Seller for which Holdings, the General Partner, the Partnership or its Subsidiaries would have any liability.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING HOLDINGS, THE GENERAL PARTNER AND THE PARTNERSHIP ENTITIES

Except as disclosed in any Partnership SEC Reports filed by the Partnership with the SEC on or prior to the date hereof (excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section related to forward looking statements and any other disclosures included therein to the extent they are predictive or forward looking in nature), Seller hereby represents and warrants to Buyer as follows:

Section 3.1                       Organization.

(a)           Each of the Partnership Entities (i) is a corporation, limited partnership or limited liability company, as the case may be, duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) has all requisite legal and corporate or other entity power and authority, as the case may be, to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted, and (iii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (iii) for circumstances which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.  Schedule 3.1(a) sets forth all of the jurisdictions in which each of the Partnership Entities is qualified to do business.  Seller has heretofore delivered to Buyer true and complete copies of the Organizational Documents of each of the Partnership Entities as in effect on the date hereof.

(b)           Holdings (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware, (ii) has all requisite legal and limited liability company power and authority to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted, and (iii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (iii) for circumstances which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.  Schedule 3.1(b) sets forth all of the jurisdictions in which Holdings is qualified to do business.

(c)           The General Partner (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware, (ii) has all requisite legal and limited liability company power and authority to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted, and (iii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (iii) for circumstances which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.  Schedule 3.1(c) sets forth all of the jurisdictions in which the General Partner is qualified to do business.

Section 3.2                        No Conflict or Violation.  The execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of the Organizational Documents of Holdings, the General Partner or any of the Partnership Entities; (b) violate any Law of any Governmental Authority binding on any of the Partnership Entities, the General Partner acting on behalf of the Partnership or Holdings; (c) except as disclosed on Schedule 3.2, violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture or other Contract or instrument to which any of the Partnership Entities is a party or the General Partner or Holdings acting on behalf of the Partnership or the General Partner, respectively, is a party or by which any of them is bound or to which any of its properties or assets is subject; (d) result in the creation or imposition of any Encumbrance upon any of the properties or assets of any of the Partnership Entities, the General Partner or Holdings; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of any of the Partnership Entities, the General Partner or Holdings, except in the case of clauses (c), (d) and (e) where such violations, breaches, defaults or Encumbrances in the aggregate would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.

Section 3.3                       Consents and Approvals.  Except as disclosed on Schedule 3.3, or as would not reasonably be expected to have a Material Adverse Effect, neither Seller’s execution and delivery of this Agreement and the other Transaction Documents to which Seller is party, nor Seller’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person, by any of the Partnership Entities, the General Partner (acting on behalf of the Partnership) or Holdings (acting on behalf of the General Partner).

Section 3.4                       Business of Holdings and the General Partner.  Other than the General Partner and the Partnership Entities, Holdings does not own, directly or indirectly, any equity or similar interest or debt securities of any Person.  Other than the Partnership Entities, the General Partner does not own, directly or indirectly, any equity or similar interest or debt securities of any Person. Neither Holdings nor the General Partner has ever engaged in or conducted, directly or indirectly, any business or other activities other than, with respect to Holdings, acting as the sole member of the General Partner and a limited partner of the Partnership, and with respect to the General Partner, acting as the sole general partner of the Partnership and owning a general partner interest in the Partnership.  Neither Holdings nor the General Partner have any indebtedness, liability or obligations, absolute or contingent, except those arising in connection with its performance as the sole member of the General Partner or as the sole general partner of the Partnership (none of which are material), as applicable.

Section 3.5                       Partnership Capitalization; General Partner Interests.

(a)           As of the date hereof, the Partnership has no partnership or other equity interests outstanding other than (i) 92,099,363 Common Units and (ii) the general partner interest owned by the General Partner.  All of the limited partner interests in the Partnership have been duly authorized and validly issued in accordance with the Partnership Agreement and in compliance with applicable Laws; and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except to the extent such nonassessability may be affected by Section 17-607 of the Delaware LP Act).

(b)           Except as described in the Partnership Agreement, there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of any interest in the Partnership (provided that the foregoing shall not apply to any such rights to purchase or restriction on voting or transfer that any holder of Common Units (other than Holdings) may have imposed upon such Common Units).

(c)           Except as described in Schedule 3.5(c): (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any of the Partnership Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or Encumber any equity interest in any of the Partnership Entities; (ii) there are no outstanding securities or obligations of any kind of any of the Partnership Entities which are convertible into or exercisable or exchangeable for any equity interest in any of the Partnership Entities or any other Person, and none of the Partnership Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the Partnership Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of the Partnership Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of the Common Units; (v) except as described in the Partnership Agreement, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the Partnership Entities is a party or by which any of their respective securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Partnership Entities (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of Common Units (other than Holdings) may have imposed upon such Common Units); and (vi) there are no outstanding registration rights with respect to any Common Units or any other equity securities of any of the Partnership Entities.

(d)           The General Partner is the sole general partner of the Partnership.  The general partner interest in the Partnership owned by the General Partner has been duly authorized and validly issued in accordance with the Partnership Agreement and in compliance with applicable Laws; has been fully paid (to the extent required under the Partnership Agreement); and is held by the General Partner free and clear of any Encumbrances except for (i) restrictions on transfer arising under applicable securities Laws, and (ii) applicable terms and conditions of the Partnership Agreement.

Section 3.6                       Subsidiaries; Equity Interests.  Except as set forth on Schedule 3.6:

(a)            neither the General Partner nor the Partnership has any Subsidiaries, and neither owns, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person; and

(b)           neither the General Partner nor the Partnership has any obligation or rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person.  All of the outstanding equity interests of the Partnership’s Subsidiaries have been duly authorized and are validly issued (in accordance with their respective governing documents and in compliance with applicable Laws), fully paid (to the extent required under the applicable governing documents) and non-assessable (except (i) with respect to general partner interests, (ii) as set forth to the contrary in the applicable governing documents and (iii) to the extent such non-assessability may be affected by the Delaware Revised

Uniform Limited Partnership Act or the Delaware Limited Liability Company Act) and were not issued in violation of pre-emptive or similar rights.  Except for Encumbrances set forth on Schedule 3.6 or those that exist under the Partnership Credit Agreement or the Senior Secured Notes, the Partnership owns, directly or indirectly, all of the issued and outstanding partnership, membership or other equity interests of each of its Subsidiaries free and clear of any Encumbrances.  The Partnership and each of the Subsidiaries of the Partnership are collectively referred to herein as the “Partnership Entities.”

Section 3.7                       Enforceability of Operative Agreements.  The Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms.  The General Partner LLC Agreement has been duly authorized, executed and delivered by Holdings and is a valid and legally binding agreement of Holdings, enforceable against Holdings in accordance with its terms.  The Holdings LLC Agreement has been duly authorized, executed and delivered by Seller and is a valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms.

Section 3.8                       Financial Statements; Partnership SEC Reports.  The Partnership has timely made all filings with the Securities and Exchange Commission (the “SEC”) required to be made by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the the Securities Act of 1933, as amended (the “Securities Act”) (such documents, including exhibits and other information incorporated therein, collectively, the “Partnership SEC Reports”).  All Partnership SEC Reports filed by the Partnership, at the time filed with the SEC (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act and the rules and regulations of the SEC thereunder.  No Partnership SEC Reports at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  All financial statements contained or incorporated by reference in such Partnership SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of the Partnership and its consolidated Subsidiaries at and as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material).  As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Partnership SEC Reports. No Subsidiary of the Partnership is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.

Section 3.9                       Disclosure Controls; Sarbanes-Oxley.

(a)           The Partnership’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the General Partner and the Partnership as appropriate to allow timely decisions regarding required disclosure.

(b)           The Partnership, and to the Knowledge of Seller, the directors and officers of the General Partner in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder and the rules of the New York Stock Exchange in each case that are effective and applicable to the Partnership.

Section 3.10                       Absence of Certain Changes or Events.  Except as set forth on Schedule 3.10, since December 31, 2012, (a) there has not been or occurred any event or condition that has had or would reasonably be expected to have a Material Adverse Effect, (b) the business of Holdings, the General Partner and each of the Partnership Entities has been conducted in the ordinary course of business consistent with past practice and (c) neither Holdings, the General Partner nor any of the Partnership Entities has suffered any material damage, destruction or other casualty loss (whether or not covered by insurance) to any of their respective properties or assets that are material to the business of Holdings, the General Partner or the Partnership Entities, as applicable, taken as a whole.

Section 3.11                       Compliance with Law; Permits.

(a)           The operations of Holdings, the General Partner and each Partnership Entity have been conducted since (i) November 5, 2013, with respect to Holdings, (ii) July 31, 2012, with respect to the General Partner and the Partnership and (iii) December 1, 2010, with respect to the Subsidiaries of the Partnership, and are currently being conducted, in compliance with all applicable Laws, including those relating to the use, ownership, and operation of their respective assets and properties, except as would not reasonably be expected to have a Material Adverse Effect.

(b)            Each of Holdings, the General Partner and the Partnership Entities are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (the “Permits”) necessary to own, lease and operate their assets and properties and to lawfully carry on their businesses as they are now being conducted.  Neither Holdings, the General Partner nor any Partnership Entity is in material conflict with, or in material default or material violation of, any of such Permits.

(c)           The representations and warranties contained in this Section 3.11 do not address tax matters, employee and employee benefit matters, or environmental matters, which are addressed only in Sections 3.12, 3.14 and 3.18, respectively.

Section 3.12                       Tax Matters.

(a)           Except as disclosed on Schedule 3.12(a), (i) all material Tax Returns required by applicable Law to be filed by or with respect to each of Holdings, the General Partner and each of the Partnership Entities have been timely filed (taking into account any extensions of time within which to file) and such Tax Returns are true, correct and complete in all material respects; (ii) all Taxes owed by each of Holdings, the General Partner and each of the Partnership Entities which are or have become due have been paid in full; (iii) all material Taxes required to be withheld, collected or deposited by or with respect to Holdings, the General Partner or any Partnership Entity have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Authority; (iv) there is no action, suit, proceeding, investigation, audit, dispute or claim concerning any material amount of Taxes of Holdings, the General Partner or any of the Partnership Entities either claimed or raised by any Governmental Authority in writing; and (v) each of the Partnership Entities that is classified as a partnership for U.S. federal income tax purposes has made an election pursuant to Section 754 of the Code and such election is currently in effect.

(b)           Neither Holdings, the General Partner nor any Partnership Entity is a party to any Tax sharing agreement or Tax indemnity agreement nor do they have any material continuing obligations under such agreements.  No power of attorney related to Taxes which is currently in force has been granted by Holdings, the General Partner or any Partnership Entity.  Neither Holdings, the General Partner nor any of the Partnership Entities has ever been a member of an affiliated group filing a consolidated federal income tax return, and Holdings, the General Partner and the Partnership Entities have no liability for the Taxes of any other Person, whether under Treasury Regulations 1.1502-6, as a transferee, by Contract or otherwise (other than pursuant to customary commercial Contracts not primarily related to Taxes).

(c)           In each tax year since the formation of the Partnership up to and including the current tax year, at least 90% of the Partnership’s gross income has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.

(d)           Except as disclosed on Schedule 3.12(d), none of the Partnership Entities has elected to be treated as a corporation for U.S. federal income tax purposes.

(e)           Each of Holdings and the General Partner is classified as an entity disregarded as separate from Seller for U.S. federal income tax purposes in accordance with Treasury Regulation § 301.7701-3.

Section 3.13                       Absence of Undisclosed Liabilities. None of the Partnership Entities or the General Partner has any indebtedness or liability, absolute or contingent, which is not shown or provided for in the consolidated financial statements of the Partnership included in the Partnership SEC Reports, other than (i)  liabilities incurred or accrued in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default, since December 31, 2012, or (ii) other liabilities of the Partnership or any of its

Subsidiaries that individually or in the aggregate are not material to the Partnership and its Subsidiaries, taken as a whole.

Section 3.14                       Employees; Employee Plans.

(a)           Neither Seller, Holdings, the General Partner nor the Partnership currently has employees and neither Seller, Holdings, the General Partner nor the Partnership has ever had any employees.

(b)           As of the date hereof, (i) except as set forth on Schedule 3.14(b), none of the employees of any Partnership Entity (the “Subject Employees”) are subject to any collective bargaining agreements or other labor Contract, (ii) to the Knowledge of Seller, neither Holdings, the General Partner nor any of the Partnership Entities has currently agreed to recognize any union or other collective bargaining representative except in connection with the collective bargaining agreements set forth on Schedule 3.14(b), and (iii) since January 1, 2013 through the date hereof, no union or other collective bargaining representative, to the Knowledge of Seller, has attempted to organize or been certified as the exclusive bargaining representative of any Subject Employee. There is no labor strike, work stoppage, slowdown, walkout, lockout or similar labor activity pending or, to the Knowledge of Seller, threatened involving any Subject Employees.  There is no pending or, to the Knowledge of Seller, threatened labor dispute, grievance or Legal Proceeding relating to labor matters involving the employment or termination of employment of any current or former employees or independent contractors of Holdings, the General Partner or any Partnership Entities that would, individually or in the aggregate, result in a material liability to Buyer, Holdings, the General Partner or any Partnership Entity.

(c)           Except as disclosed on Schedule 3.14(c), neither Holdings nor the General Partner sponsors, maintains or contributes to or has an obligation (secondary, contingent or otherwise) to contribute to and, at no time during the past five (5) years, has sponsored, maintained or contributed to or had an obligation to contribute to, any Employee Plans (as listed on Schedule 3.14(c), collectively, the “General Partner Plans”).

(d)           Schedule 3.14(d) contains a list of each material Employee Plan maintained, sponsored by, or contributed to (or required to be contributed to) by any of the Partnership Entities for the benefit of any current or former employee, director or independent contractor of Holdings, the General Partner or any of the Partnership Entities (or for the respective beneficiaries or dependents of such individuals) (as listed on Schedule 3.14(d), each, a “Partnership Benefit Plan” and together with the General Partner Plans, the “Benefit Plans”). With respect to each Benefit Plan, Seller has delivered or made available to Buyer true and complete copies, where applicable, of the plan document (including any amendments), the summary plan description and any current summary of material modification, documentation of any funding arrangement, the most recent IRS determination letter (or opinion letter), the most recent Form 5500, the most recent actuarial report, and any Pension Benefit Guaranty Corporation Form 1.

(e)           Except as would not have a Material Adverse Effect, each Benefit Plan complies with, and has been operating in accordance with, all applicable Laws (including, where applicable, ERISA and the Code and the regulations promulgated thereunder) and the terms of the applicable Benefit Plan.  No Partnership Entity has applied pursuant to Section 412(c) of the Code or Section 302(c) of ERISA for a waiver of the minimum funding standard with respect to any Benefit Plan.

(f)           No Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) and no Partnership Entity or any ERISA Affiliate has participated in a multiemployer plan within the last six (6) years.

(g)           No Partnership Entity or any ERISA Affiliate: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has incurred any unsatisfied liability to the Pension Benefit Guaranty Corporation or any Benefit Plan subject to Title IV of ERISA that would result in the imposition of any material liability on Buyer or any Partnership Entity.

(h)           With respect to each Benefit Plan, no Legal Proceedings or claims (other than routine claims for benefits in the ordinary course) are pending or threatened that would, individually or in the aggregate, result in any material liability to Buyer, the General Partner or any Partnership Entity.

(i)           Except as set forth in Schedule 3.14(i), other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life, welfare or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(j)           Except as set forth in Schedule 3.14(j), neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due under any Benefit Plan, (ii) materially increase any benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any payments or give rise to any additional service credits under any Benefit Plan, or (iv) trigger a payment resulting in an excise Tax for any Subject Employee under Section 4999 of the Code or a non-deductible expense for any Partnership Entity under Section 280G of the Code.

(k)           The representations and warranties set forth in this Section 3.14 are Seller’s sole and exclusive representations and warranties regarding employee and employee benefit matters.

Section 3.15                       Insurance.    Schedule 3.15 sets forth a correct and complete list of all material insurance policies that cover the Partnership Entities. The insurance policies covering the Partnership Entities and their respective businesses and properties are in all material respects in full force and effect in accordance with their terms, no notice of cancellation or termination has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a material default thereunder.

Section 3.16                       Regulatory Matters.  Neither Holdings, the General Partner nor any of the Partnership Entities is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.17                       Books and Records; Other Information.

(a)           The minute books and other similar records of the General Partner and Holdings contain true and correct copies of all actions taken at all meetings of the  board of directors of the General Partner or any committee thereof, the sole member of Holdings, and all written consents executed in lieu of any such meetings.  Complete copies of all such minute books and other similar records have been made available to Buyer.

(b)           The Partnership maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Section 3.18                       Environmental Matters.  Except as set forth in Schedule 3.18:

(a)           Each of the Partnership Entities and their respective properties is, and since December 1, 2010, has been, in material compliance with all applicable Environmental Laws.

(b)           Each of the Partnership Entities has obtained and currently possesses all material permits, licenses, franchise authorities, consents and approvals; made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently; and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect and are issued in the correct entity’s name; and, to the Knowledge of Seller,  there are no circumstances that could reasonably be expected to result in such permits, licenses, franchises, authorities, consents, approvals and filings being revoked or not renewed or in pending applications for such permits, licenses, franchises, authorities, consents, approvals and filings being denied.

(c)           There are no pending, noticed in writing or, to the Knowledge of Seller, threatened material Legal Proceedings against any of the Partnership Entities or affecting any of their respective properties under any Environmental Laws.

(d)           None of the Partnership Entities has entered into any consent decree or order pursuant to any Environmental Law, and none of the Partnership Entities is a party to any judgment, decree or judicial or administrative order pursuant to any applicable Environmental Law.

(e)           To the Knowledge of Seller, there has been no Release or threatened Release of any Hazardous Material into the Environment by the Partnership Entities, or onto or beneath any of the Partnership Entities’ respective properties or assets that could reasonably be expected to result in any material remedial or corrective action obligation on the part of the Partnership Entities under Environmental Laws or under any indemnity agreement between a Partnership Entity  and any other person relating to remedial obligations.

(f)           To the Knowledge of Seller, there has been no exposure of any Person or property to any Hazardous Material from, by, or in connection with the Partnership Entities’ properties or operations that could reasonably be expected to form the basis of a claim for material damages or compensation.

(g)           None of the Partnership Entities has discarded any waste at any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location (i) in violation of any Environmental Laws, or (ii) listed on the National Priorities List or any comparable list of state sites.

(h)           Seller has made available to Buyer all material environmental assessments, reports, audits, studies and all correspondence with any Governmental Authority on environmental matters relating to the Partnership Entities’ properties, assets, and operations that are reasonably expected to have a material impact that are in the possession, custody, or control of or otherwise reasonably available to Seller or any of its Affiliates.

(i)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, no statement or representation is made in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 3.18.

Section 3.19                       Derivative Transactions and Hedging.  Schedule 3.19 contains a complete and correct list as of the date hereof of all outstanding commodity or financial hedging positions of any of the Partnership Entities pursuant to which any such party has outstanding rights or obligations.

Section 3.20                       Material Contracts.

(a)           As of the date of this Agreement, except for (i) Contracts filed as an exhibit to or incorporated by reference in a Partnership SEC Report filed prior to the date hereof (ii) as otherwise set forth on Schedule 3.20 (a), or (iii) Benefit Plans set forth on Schedule 3.14(c) and Schedule 3.14 (d), none of the Partnership Entities or the General Partner is a party to or bound by any Contract that is:

(i)                   a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)              a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those solely between or among any of the Partnership Entities) relating to indebtedness in an amount in excess of $5,000,000 individually, other than the Partnership Credit Agreement or the Senior Secured Notes;

(iii)              a lease, license or other Contract (x) pursuant to which any of the Partnership Entities paid or received amounts in excess of $10,000,000 individually within the 12 month period prior to the date of this Agreement or are reasonably expected to pay or receive amounts in excess of $10,000,000 within the 12 month period following the date of this Agreement (if such Contract cannot be terminated on 90 days’ or less notice without payment by any of the Partnership Entities of any material penalty) or (y) that is material to the Partnership Entities taken as a whole;

(iv)              a Contract that purports to materially limit the right of any of the Partnership Entities or any of their respective Affiliates (including, after the Closing, Buyer or any of its Affiliates) to engage or compete in any line of business or to compete with any Person, operate in any location or acquire any material products or services from any Person (other than non-disclosure agreements and other commercial agreements containing employee non-solicit provisions entered into in the ordinary course of business consistent with past practice);

(v)             a Contract which includes Seller or any Affiliate of Seller (other than Holdings, the General Partner and the Partnership Entities) as a counterparty or third party beneficiary;

(vi)             a Contract that creates a partnership or joint venture or similar arrangement (other than a joint operating agreement entered into in the ordinary course of business) with respect to any significant portion of the business of the Partnership Entities taken as a whole;

(vii)            a Contract that is a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority involving future performance by any of the Partnership Entities that is material to the Partnership Entities taken as a whole; or

(viii)           a Contract which includes the acquisition or sale of assets with a book value in excess of $10,000,000 (whether by merger, sale of stock, sale of assets or otherwise).

All Contracts described in this Section 3.20(a) that are not terminable on 90 days or less notice without payment by any of the Partnership Entities of any material penalty and that are set forth on Schedule 3.20(a) and all Contracts filed as exhibits to the Partnership SEC Reports filed prior to the date hereof are referred to herein as “Partnership Material Contracts.”

(b)           Other than as a result of the expiration or termination of any Partnership Material Contract in accordance with its terms and except as would not reasonably be expected to have either individually or in the aggregate a Material Adverse Effect, (i) each Partnership Material Contract is valid and binding on each of the Partnership Entities that is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms against such Partnership Entity and is valid and binding on the other party or parties thereto, and in full force and effect and enforceable against such other parties thereto, (ii) each of the Partnership Entities has performed all material obligations required to be performed by it to date under each Partnership Material Contract, and (iii) none of the Partnership Entities has knowledge of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of any of the Partnership Entities or of any other party under any such Partnership Material Contract.

Section 3.21                       Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened, against or involving Seller, Holdings, the General Partner or the Partnership Entities, that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.  There is no order, writ, judgment, injunction or decree of any Governmental Authority outstanding against Seller, Holdings or any of the Partnership Entities or any of their respective assets and properties that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1                       Organization.  Buyer is (i) a Delaware corporation duly formed, validly existing and in good standing under the Laws of Delaware, and (ii) has all requisite legal and entity power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted.  Buyer is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except for circumstances which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.

Section 4.2                       Validity of Agreement; Authorization.  Buyer has  the power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and such other Transaction Documents and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized by the Board of Directors of Buyer, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance.  This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute  Buyer’s valid and binding obligation enforceable against Buyer in accordance with its terms.

Section 4.3                       No Conflict or Violation.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party does not: (i) violate or conflict with any provision of its Organizational Documents; (ii) violate any applicable provision of Law; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture or other Contract or instrument to which Buyer is a party or by which Buyer is bound or to which any of its properties or assets is subject; (iv) result in the creation or imposition of any Encumbrance upon any of its properties or assets, or (v) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of Buyer except where such violations, breaches, defaults or Encumbrances in the aggregate would not have a material adverse effect on the transactions contemplated hereby.

Section 4.4                       Consents and Approvals.  No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person (on the part of Buyer) is required for Buyer to execute and deliver this Agreement or the Transaction Documents to which Buyer is a party or to perform its respective obligations hereunder or thereunder.

Section 4.5                       Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from any of the Parties hereto in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

Section 4.6                       Buyer Status.  Buyer is not an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.  Neither Buyer nor any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Buyer, within the meaning of the HSR Act and the rules promulgated thereunder, owns any Common Units or other equity interests in the Partnership.

Section 4.7                       Investment Intent; Investment Experience; Restricted Securities.  In acquiring the Parent Interests, Buyer is not offering or selling, and shall not offer or sell the Parent Interests, in connection with any distribution of any of such Parent Interests, and Buyer has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws.  Buyer acknowledges that it can bear the economic risk of its investment in the Parent Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent Interests.  Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act.  Buyer understands that the Parent Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Parent Interests shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Parent Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

ARTICLE V
COVENANTS

Section 5.1                       Further Assurances.  Upon the request of any Party at any time on or after the Closing Date, each of the other Parties will promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order to perfect title of Buyer and its successors and assigns to the Parent Interests or otherwise to effectuate the purposes of this Agreement.

Section 5.2                       Access to Books and Records. Seller shall provide Buyer access to Seller’s accounting books and records relating to Holdings, the General Partner and the Partnership Entities to the extent reasonably necessary to enable Buyer to prepare financial statements of Holdings, the General Partner and the Partnership Entities and financial statements of Buyer and its Affiliates in such forms and covering such periods as may be required by any applicable securities Laws to be filed with the SEC by Buyer or any Affiliate of Buyer in connection with or as a consequence of the transactions contemplated by this Agreement.

Section 5.3                       Commercially Reasonable Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Section 5.4                       Confidential Information.

(a)           Seller and its Affiliates (which after Closing will not include Holdings, the General Partner and the Partnership Entities) shall not, directly or indirectly, disclose after the Closing Date to any Person any information not in the public domain or generally known in the industry, in any form, acquired prior to the Closing Date, relating to the business and operations of the Partnership Entities.  Notwithstanding the foregoing, Seller may disclose any information relating to the business and operations of the Partnership Entities (i) if required by Law, applicable stock exchange rule or in relation to any Tax Returns, (ii) to such other Persons if, at the time such information is provided, such Person is already in the possession of such information or (iii) to investors in private equity funds or investment funds managed by any Affiliate of Seller, or in the fundraising materials of any Affiliate of Seller.

(b)           Buyer and Seller expressly agree that the Partnership shall be a third party beneficiary of this Section 5.4.

Section 5.5                       Indemnification and Insurance.

(a)           Buyer shall ensure that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current and former members, managers, partners, directors, officers, fiduciaries and employees either of Holdings, the General Partner, the Partnership Entities, or of Seller (“Indemnified Persons”) that are included in the Organizational Documents of Holdings, the General Partner or any Partnership Entity as of the date of this Agreement shall survive Closing and shall continue in full force and effect after the Closing Date for a period of six (6) years, without amendment or modification, unless otherwise required by Law.

(b)           Buyer shall provide (or cause to be provided for, which includes the continuation of the current policy) each individual who served as a director or officer of any Partnership Entity or the General Partner at any time prior to the Closing Date with liability insurance for a period of six (6) years after the Closing Date no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Closing Date.  The Partnership has obtained “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to such officers or directors, in each case with respect to claims arising out of or relating to events which occurred before or at the Closing Date.

(c)           Within two (2) Business Days of the Closing Date, (i) Buyer shall pay to the Partnership, by wire transfer of immediately available funds, $915,492.50, of which $611,448 relates to the reimbursement of the cost incurred by the Partnership of obtaining the “tail” insurance policy referenced in Section 5.5(b) and of which $304,044.50 relates to the reimbursement of director and officer insurance premiums paid by the Partnership for the claims period ending July 26, 2014 and (ii) Holdings shall pay to the Partnership, by wire transfer of immediately available funds, $304,044.50 in reimbursement of director and officer insurance premiums paid by the Partnership for the claims period ending July 26, 2014. Buyer and Seller expressly agree that the Partnership shall be a third party beneficiary of this Section 5.5(c).

(d)           In the event Buyer, Holdings, the General Partner or any Partnership Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer, Holdings, the General Partner or any such Partnership Entity shall assume the obligations set forth in this Section 5.5 or under the Organizational Documents of Holdings, the General Partner or any such Partnership Entity, as the case may be.

(e)           The obligations of Buyer, Holdings, the General Partner and the Partnership Entities under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Persons without the consent of such Indemnified Person (it being expressly agreed that the Indemnified Persons shall be third-party beneficiaries of this

Section 5.5).  The rights of each Indemnified Person hereunder shall be in addition to any other rights such Indemnified Persons may have under the Organizational Documents of Holdings, the General Partner and the Partnership Entities, under the Laws of the State of Delaware or otherwise.

Section 5.6                       Marks.  Seller hereby agrees that, within 30 days of the date hereof, Seller shall, and shall cause its Affiliates to, cease using the name “Northern Tier.”

ARTICLE VI
SURVIVAL; INDEMNIFICATION

Section 6.1                       Survival.

(a)           Except as provided in Section 6.1(b), the representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall not survive the Closing. The covenants or agreements set forth in this Agreement shall survive until fully discharged.

(b)           The Fundamental Representations shall survive the Closing for a period of three years (the “Survival Period”). Buyer acknowledges that from and after Closing it will not have any claims or causes of action or any right to indemnification pursuant to Section 6.2 or otherwise for a breach of any representation or warranty in this Agreement which does not survive the Closing.

Section 6.2                       Indemnification.

(a)           From and after the Closing, Buyer shall be indemnified and held harmless by Seller for any Damages that Buyer incurs by reason of the incorrectness, falsity or breach of the Fundamental Representations. Written notice of any claim by Buyer for indemnification from Seller under this Section 6.2 relating to the incorrectness, falsity or breach of the Fundamental Representations arising during the Survival Period must be given by Buyer to Seller no later than the end of the Survival Period.

(b)           From and after the Closing, Buyer shall be indemnified and held harmless by Seller, and Seller shall be indemnified and held harmless by Buyer, for any Damages that Buyer or Seller, as the case may be, incurs by reason of breach by the other Party of the covenants or agreements set forth in this Agreement.

Section 6.3                       Exclusive Remedy.

(a)           After the Closing, except in the case of fraud, Buyer acknowledges that the indemnification obligations of Seller set forth in  Section 6.2 are the sole and exclusive remedy of Buyer and its Affiliates with respect to this Agreement and the transactions contemplated hereby, whether asserted against (i) Seller or (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Seller. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise.

(b)           Notwithstanding anything contained in this Article VI or any other provision hereof, Buyer, and any of its directors, officers, employees, stockholders, partners, members or Representatives, acknowledges and agrees that Buyer has made its own investigation of Seller, Holdings, the General Partner and the Partnership Entities and that, without limiting fraud claims,  neither Seller nor any of its Affiliates, agents or Representatives is making, and Buyer is not relying upon, any representation or warranty whatsoever, express or implied, beyond those expressly given in Article II and Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Holdings, the General Partner or any of the Partnership Entities.  Without limiting the generality of the foregoing, and without limiting fraud claims, it is understood that any cost estimates, financial or other projections, as well as any other information, documents or other materials (including any such materials contained in any “data room” or reviewed by Buyer) or management presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of Seller, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement.  Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that any inventory, equipment, assets, properties and business of Holdings, the General Partner and any of the Partnership Entities are furnished “as is”, “where is” and subject to the representations and warranties contained in Article II and Article III, with all faults and without any other representation or warranty of any nature whatsoever.

Section 6.4                       Tax Treatment of Indemnity Payments.  Each Party, to the extent permitted by applicable Law, agrees to treat any payments made pursuant to this Article VI as adjustments to the Purchase Price for all federal and state income and franchise Tax purposes.

ARTICLE VII
MISCELLANEOUS PROVISIONS

Section 7.1                       Successors And Assigns; Third-Party Beneficiaries.  This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns; provided, however, that no Party shall assign or delegate any of its rights or obligations created under this Agreement without the prior written consent of the other Party.  Except as contemplated by Section 5.4, Section 5.5 or the subsequent sentence, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the Representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement. Section 7.11 and Section 7.12 are intended for the benefit of, and shall be enforceable by, the Financing Sources.

Section 7.2                       Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all legal, accounting, financial advisory and other fees, costs and expenses of a Party incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses.  Seller and Buyer each agree and acknowledge that notwithstanding any agreement to the contrary, neither Holdings, the General Partner nor any Partnership Entity shall be liable for, and neither Seller nor Buyer shall permit any such Person to pay or reimburse Seller or Buyer, or any of their respective Affiliates for, any such fees, costs or expenses.

Section 7.3                       Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier (with evidence of confirmation of receipt) to the Parties at the following addresses:

If to Buyer, to:

Western Refining, Inc.
123 West Mills Avenue, Suite 200
El Paso, Texas 79901
Attention: General Counsel

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center, 22nd Floor
San Francisco, California 94111
Attention:  Patrick J. Devine

If to Seller, to:

Northern Tier Holdings LLC
c/o ACON Investments
1133 Connecticut Avenue NW
Suite 700
Washington, DC  20036

with a copy to:

TPG Capital, LP
345 California Street, Suite 3300
San Francisco, California 94104
Attention: Clive Bode

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500

Houston, Texas  77002
Attention:  Keith R. Fullenweider

or to such other Persons or at such other addresses as shall be furnished by any Party by like notice to the other Party, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.  No change in any of such addresses shall be effective insofar as notices under this Section 7.3 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other Party as provided in this Section 7.3.

Section 7.4                       Entire Agreement.  This Agreement, together with the Schedules hereto, and the other Transaction Documents, represent the entire agreement and understanding of the parties with reference to the transactions set forth herein and therein and no representations or warranties have been made in connection herewith and therewith other than those expressly set forth herein or therein.  This Agreement, together with the Schedules hereto, and the other Transaction Documents, supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter hereof or thereof and all prior drafts of such documents, all of which are merged into such documents.  No prior drafts of such documents and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving such documents.

Section 7.5                       Waivers and Amendments.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver.  This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties.

Section 7.6                       Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties shall negotiate in good faith to modify this Agreement to include a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 7.7                       Titles and Headings.  The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 7.8                       Signatures and Counterparts.  Facsimile or electronic transmission of any signed original document and/or retransmission of any signed facsimile or electronic transmission shall be the same as delivery of an original.  At the request of Buyer or Seller, the Parties will confirm facsimile or electronic transmission by signing a duplicate original document.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 7.9                        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal and substantive Laws of the State of Delaware and without regard to any conflicts of Laws concepts that would apply the substantive Law of some other jurisdiction.

Section 7.10                      Disclosure.  Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  Disclosure of any item in any section of the Schedules shall serve to qualify the correspondingly numbered representation and warranty or covenant in this Agreement to the extent specified therein and any other representation and warranty or covenant only to the extent the applicability of such disclosure to such other representation and warranty or covenant is reasonably apparent.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) or specific item are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 7.11                       Consent to Jurisdiction.  Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware.  To the extent the Court of Chancery of the State of Delaware does not have jurisdiction under applicable Law, then any such legal action or proceeding shall be brought and determined exclusively by any state court located in the State of Delaware, or, if under applicable Law such state courts do not have jurisdiction over such matters, then in any court of the United States located in the State of Delaware.  Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it will not bring any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof in any court other than the aforesaid courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each Party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Notwithstanding the foregoing, each of the Parties hereto agrees that it will not, and it will not permit any of its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity and whether in contract or tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby (including but not limited to, any dispute arising out of or relating to the debt financing commitment or alternative debt financings in connection with the transactions contemplated by this Agreement or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court from any thereof.

Section 7.12                        Waiver of Trial by Jury.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY FINANCING TRANSACTION WITH THE FINANCING SOURCES, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE..

Section 7.13                        Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Schedules refer to the Schedules attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE VIII
DEFINITIONS

Section 8.1                       Definitions.  For purposes of this Agreement, the term:

(i)              “Affiliate” or “Affiliates” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.  From and after Closing, Holdings, the General Partner and the Partnership Entities will not be Affiliates of Seller.

(ii)              “Agreement” has the meaning assigned to such term in the Preamble.

(iii)              “Benefit Plans” has the meaning assigned to such term in Section 3.14(d).

(iv)              “Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

(v)              “Buyer” has the meaning assigned to such term in the Preamble.

(vi)               “Closing” has the meaning assigned to such term in Section 1.1(b).

(vii)              “Closing Date” has the meaning assigned to such term in Section 1.1(b).

(viii)              “Code” means the Internal Revenue Code of 1986, as amended.

(ix)               “Common Units” means common units representing limited partner interests in the Partnership.

(x)                “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment, or obligation, whether written or oral.

(xi)               “Damage” means, as to any specified Person, any,  loss,  cost, damages, amounts paid in settlement, expense (including reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives, including litigation costs), fine of, penalty on, or liability of any other nature of that Person.

(xii)                “Delaware LP Act” has the meaning assigned to such term in Section 2.6(b).

(xiii)              “Derivative Transactions” has the meaning assigned to such term in Section 3.19.

(xiv)              “Employee Plans” means any “employee benefit plan”, as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other bonus, change of control, pension, stock/unit option, phantom equity, stock/unit purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements (including broad-based and individual agreements or arrangements), whether written or oral.

(xv)              “Encumbrances” means any pledges, restrictions on transfer, proxies, voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

(xvi)               “Environment” means soil, surface water, groundwater, drinking water supplies, stream sediments, surface or subsurface strata, ambient air, plant and animal life, and land and natural resources.

(xvii)             “Environmental Laws” means collectively, all applicable federal, state and local laws (including common law), ordinances, rules and regulations relating to the prevention of pollution, remediation of contamination or restoration of environmental quality, protection of human health or the Environment (including natural resources), exposure to or any handling or disposal of Hazardous Materials, or workplace health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C.§ 2701, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; in each case, as amended and the regulations promulgated pursuant thereto.

(xviii)            “ERISA” has the meaning assigned to such term in the definition of “Employee Plans.”

(xix)              “ERISA Affiliate” means any Person that, together with any Partnership Entity, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(xx)              “Exchange Act” has the meaning assigned to such term in Section 3.8.

(xxi)              “Financing Sources” means the Persons (including, without limitation, lenders, agents and arrangers) that have committed to provide or otherwise entered into agreements in connection with the debt financing commitment or alternative debt financings in connection with the transactions contemplated by this Agreement, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the debt financing and their respective successors and assigns.

(xxii)             “Fundamental Representations” means the representations and warranties contained in Section 2.1 (Organization)(except with respect to any representation or warranty related to good standing or qualification to do business); Section 2.2 (Validity of Agreement; Authorization), Section 2.5 (Capitalization of Holdings), Section 2.6 (Capitalization of the General Partner; Subject Common Units), Section 2.8 (Brokers), Section 3.1 (Organization)(except with respect to any representation or warranty related to good standing or qualification to do business) and Section 3.4 (Business of Holdings and the General Partner).

(xxiii)            “GAAP” means generally accepted accounting principles at the time.

(xxiv)            “General Partner” has the meaning assigned to such term in the Recitals.

(xxv)              “General Partner LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the General Partner dated as of July 31, 2012, as amended.

(xxvi)             “General Partner Plans” has the meaning assigned to such term in Section 3.14(c).

(xxvii)            “Governmental Authority” means any foreign, federal, tribal, state or local government, court, agency or commission or other governmental or regulatory body or authority or of any arbitrator.

(xxviii)            “GP Interests” has the meaning assigned to such term in the Recitals.

(xxix)              “Hazardous Material” shall mean any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including any:  (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance”, “hazardous material”, “hazardous waste”, “restricted hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic waste”, “extremely hazardous substance”, toxic substance”, “toxic pollutant”, “contaminant”, “pollutant”, or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.

(xxx)              “HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(xxxi)              “Holdings” has the meaning assigned to such term in the Recitals.

(xxxii)             “Holdings LLC Agreement” means the Limited Liability Company Agreement of NT InterHoldCo LLC dated as of November 5, 2013.

(xxxiii)            “Indemnified Persons” has the meaning assigned to such term in Section 5.5(a).

(xxxiv)           “Indenture” means the Indenture, dated as of November 8, 2012, by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, Northern Tier Energy LP, the subsidiary guarantors parties thereto and Deutsche Bank Trust Company Americas.

(xxxv)               “Knowledge” means, with respect to Seller, matters, facts or circumstances that Hank Kuchta, Dave Bonczek, Chet Kuchta, Peter Gelfman, Greg Mullins or Kristin Heutmaker (solely with respect to matters set forth in Section 3.18) are aware of  either because such matters, facts or circumstances were disclosed to them or otherwise brought to their attention in their capacities as members of management of Seller.

(xxxvi)              “Law” has the meaning assigned to such term in Section 2.3.

(xxxvii)              “Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(xxxviii)             “Material Adverse Effect” means any change, effect, event or occurrence with respect to the condition (financial or otherwise), assets, properties, business, or operations of the Partnership Entities, that is material and adverse to the Partnership Entities, taken as a whole; it being understood that any effect resulting from (A) entering into, or the announcement of the transactions contemplated by, this Agreement, (B) changes in oil and gas prices, including changes in price differentials, (C) changes in general economic conditions in the industry in which any of the Partnership Entities operates, (D) changes in the United States or global economy as a whole, (E) any generally applicable changes in applicable laws or GAAP or interpretation of any thereof, (F) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress), the occurrence of any other calamity or crisis, including acts of god or natural disasters, or acts of terrorism and (G) any failure by the Partnership Entities and the General Partner to meet internal projections or forecasts (provided, that the underlying cause of any such failure may be taken into consideration in making such determination), shall not be considered in determining if a Material Adverse Effect has occurred unless in the case of clauses (B) - (F) above such change has a disproportionately adverse effect on the Partnership Entities relative to other participants in the industry or industries in which the Partnership Entities operate.

(xxxix)            “NTE” has the meaning assigned to such term in the Recitals.

(xl)               “Organizational Documents” means with respect to any entity, the certificate of incorporation, by-laws, certificate of formation, limited liability company operating agreement, partnership or limited partnership agreement or other formation or governing documents of such entity.

(xli)              “Parent Interests” has the meaning assigned to such term in the Recitals.

(xlii)              “Parent Interests Bill of Sale” has the meaning assigned to such term in Section 1.2(a)(i).

(xliii)             “Parties” or “Party” has the meaning assigned to such term in the Preamble.

(xliv)             “Partnership” has the meaning assigned to such term in the Recitals.

(xlv)              “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 31, 2012.

(xlvi)             “Partnership Benefit Plan” has the meaning assigned to such term in Section 3.14(d).

(xlvii)            “Partnership Credit Agreement” means the Credit Agreement entered into as of December 1, 2010, among Northern Tier Energy, LLC, St. Paul Park Refining Co. LLC, Northern Tier Bakery LLC, Northern Tier Retail LLC and Superamerica Franchising LLC, as Borrowers, each lender from time to time a party thereto, and JPMorgan Chase Bank, N.A., as the Administrative Agent, as amended July 17, 2012.

(xlviii)           “Partnership Entities” has the meaning assigned to such term in Section 3.6(b).

(xlix)             “Partnership Material Contracts” has the meaning assigned to such term in Section 3.21(a).

(l)                 “Partnership SEC Reports” has the meaning assigned to such term in Section 3.8.

(li)               “Percentage Interest” has the meaning assigned to such term in the Partnership Agreement.

(lii)              “Permits” has the meaning assigned to such term in Section 3.11(b).

(liii)             “Permitted Encumbrances” means (a) liens for Taxes, utilities and assessments, in each case, not yet payable or which are being contested in good faith and in connection with which appropriate reserves have been established in accordance with GAAP, (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’ or similar liens arising in the ordinary course of business consistent with past practice, (c) liens arising by operation of Law, including liens arising by virtue of rights of customers, suppliers and subcontractors in the ordinary course of business consistent with past practice under general principles of commercial law, (d) zoning, building and other similar restrictions imposed by applicable Laws, and (e) imperfections of title, liens, security interests, claims and other charges, easements, restrictions and encumbrances that do not and will not materially impair the use, value or operation of the property or assets subject thereto.

(liv)             “Person” means an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(lv)              “Purchase Price” has the meaning assigned to such term in Section 1.3.

(lvi)              “Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated July 31, 2012, by and among TPG Refining, L.P., ACON Refining Partners, L.L.C., NTI Management Company, L.P., NTR Partners LLC, NTR Partners II LLC, Northern Tier Investors, LLC, Northern Tier Holdings LLC and Northern Tier Energy LP.

(lvii)              “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping, or disposing into the indoor or outdoor environment.

(lviii)             “Representative” means, with respect to any Person, any and all Affiliates, Subsidiaries, officers, directors, managers, employees, investment bankers, accountants, financial advisors, agents or other representatives of such Person.

(lix)              “SEC” has the meaning assigned to such term in Section 3.8.

(lx)               “Securities Act” has the meaning assigned to such term in Section 3.8.

(lxi)              “Seller” has the meaning assigned to such term in the Preamble.

(lxii)              “Senior Notes Notice” means the notice of a Change of Control Offer, as that term is defined under the Indenture, as contemplated by Section 3.10 of the Indenture.

(lxiii)             “Senior Secured Notes” means the 7.125% Senior Secured Notes due 2020 issued by Northern Tier Energy LLC and Northern Tier Finance Corporation.

(lxiv)             “Subject Common Units” has the meaning assigned to such term in the Recitals.

(lxv)              “Subject Employees” has the meaning assigned to such term in Section 3.14(b).

(lxvi)              “Subsidiary,” when used with respect to any Party, means any corporation or other organization of which such Party directly or indirectly owns at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(lxvii)              “Tax” or “Taxes” means any taxes, assessments, fees, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, escheat, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(lxviii)             “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(lxix)               “Third Party Claim” has the meaning assigned to such term in Section 6.4(b).

(lxx)                “Transaction Documents” means this Agreement and the other Contracts, documents, instruments and certificates provided for in this Agreement to be entered into by one or more of the parties hereto or any of their Affiliates in connection with the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NORTHERN TIER HOLDINGS LLC

By:	/s/ Eric Liaw
Name: Eric Liaw
Title: Authorized Person

By:	/s/ Jonathan Ginns
Name: Jonathan Ginns
Title: Authorized Person

Signature Page to
Purchase Agreement

WESTERN REFINING, INC.

By:	/s/ Mark J. Smith
Name: Mark J. Smith
Title: President – Refining and Marketing

Signature Page to
Purchase Agreement